UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 7, 2016

Date of Report (Date of earliest event reported)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 WEST 57th STREET

NEW YORK, NEW YORK 10019

(Address of Principal Executive Offices) (Zip Code)

(212) 765-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2016, International Flavors & Fragrances Inc. (the “Company”) priced an offering (the “Offering”) of €500,000,000 aggregate principal amount of 1.75% Senior Notes due 2024 (the “Notes”). In connection with the Offering, the Company entered into an underwriting agreement, dated March 7, 2016 (the “Underwriting Agreement”), with BNP Paribas, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc as representatives of the several underwriters named therein (the “Underwriters”). The Notes are offered in a registered public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-209889) filed with the Securities and Exchange Commission on March 2, 2016. The Offering is expected to close on or about March 14, 2016.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company in the ordinary course of their respective businesses, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are lenders under the Company’s bank credit facility.

The description of the Underwriting Agreement contained herein is qualified in its entirety by reference to the Underwriting Agreement filed as Exhibit 1.1 to this Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 7, 2016, by and among International Flavors & Fragrances Inc. and BNP Paribas, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc, as representatives of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Date: March 10, 2016	By:	/s/ Alison A. Cornell
	Name:	Alison A. Cornell
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 7, 2016, by and among International Flavors & Fragrances Inc. and BNP Paribas, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc, as representatives of the several underwriters named therein